UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2006

CENTURY PROPERTIES FUND XX

(Exact name of Registrant as specified in its charter)

            California

  0-13408

  94-2930770

(State or other jurisdiction

(Commission

     (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

OTHER EVENTS.

On January 9, 2006, a stipulation of settlement (the “Settlement”) was entered into by and among Century Properties Fund XX (the “Registrant”), Fox Capital Management Corporation (the “Managing General Partner”), Fox Partners III, a general partner, and two affiliated partnerships (collectively the “Defendants”) and JP Morgan Trust Company, N.A. (the “Trustee”), formerly Chase Manhattan Bank & Trust Company, N.A.

On August 13, 2004, the Trustee brought suit against the Defendants alleging breach of contract and unjust enrichment based on Defendants’ alleged breaches of their obligations under a Forbearance Agreement dated as of October 28, 1999. The Trustee sought payment of certain funds that it contended were improperly withheld or misappropriated under the Forbearance Agreement.

The Settlement called for a total payment of $700,000 for this suit and a similar suit brought against Century Pension Income Fund XXIII.  Because the Registrant has no assets, the settlement payments were made on behalf of the Registrant, by its general partners to the Trustee, of which approximately $302,000 was allocated to the Trustee’s claims against the Registrant under the 1984 Trust Indenture.   The 1984 Trust Indenture, the notes issued pursuant to the 1984 Trust Indenture and the Forbearance Agreement (collectively the “Discharged Documents”) are of no further force and effect and the Trustee and Registrant were released and discharged from any further duties, obligations, responsibilities and liabilities under the Discharged Documents.

The Trustee released the funds held in escrow, including the $302,000 from the Settlement, in March 2006 to an agent of the Registrant for distribution to the note holders of record for the notes issued under the 1984 Trust Indenture.  The total amount of funds of approximately $1,029,000, are to be released to the note holders upon certain information being provided by the respective note holders to the agent handling the distribution.  During March 2006, approximately $552,000 of payments were made to note holders.

The Registrant is in the process of winding up its affairs and dissolving with the state of California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XX

By:

Fox Partners III

General Partner

By:

Fox Capital Management Corporation

Managing General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

March 24, 2006